Exhibit 10.18

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Employee Restricted Stock Unit Award Agreement

Name of Participant:	[__________]

Grant Date:	[__________], 2014

Number of Restricted Stock Units Awarded:	[__________]

Pursuant to the Foster Wheeler AG Omnibus Incentive Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth below, you have been granted as of the date set forth above a Restricted Stock Unit Award (the “Restricted Stock Unit Award” or “Award”), meaning the right to receive registered shares of Foster Wheeler AG (the “Company”) on the terms and conditions set forth herein. Unless otherwise defined in this Restricted Stock Unit Award Agreement (this “Agreement”) (including, for the avoidance of doubt, definition by incorporation through Section 2 of this Agreement), the terms used in this Agreement shall have the meanings defined in the Plan.

You must accept this Restricted Stock Unit Award by responding to the cover e-mail to which this Award is attached in accordance with the instructions contained in the e-mail. If you do not accept this Award, you will have no further rights or obligations under this Agreement, and will not be eligible to receive any other grants in lieu of this Award. However, failing to accept this Award will not affect any other grants you may have previously received, or may receive in the future, under the Plan.

If you accept this Award, you will be bound by and agree to all terms of this Agreement. In addition, you acknowledge that your rights to any Shares underlying this Award vest only as you provide services to the Company or its Affiliates over time, that the grant of this Award is not as consideration for services you rendered to the Company or its Affiliates prior to the Grant Date, and that nothing in this Agreement or the documents attached or provided herewith confers upon you any right to continue your service relationship with the Company or its Affiliates for any period of time, nor does it interfere in any way with your right or the Company’s (or its Affiliates’) right to terminate that relationship at any time, for any reason, with or without cause.

1. Grant and Acceptance of Restricted Stock Unit Award. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to you and you hereby accept the grant of the number of Restricted Stock Units (the “Units”) set forth above. Units will be settled only in Shares of the Company on a one Share for one Unit basis, rounded down to the nearest whole Share, and not in cash.

2. Relation of Restricted Stock Unit Award to Other Agreement(s). As an express condition to acceptance of this Restricted Stock Unit Award, you agree that:

(a) Except to the extent you are or subsequently become a party to an Other Agreement (which, for the avoidance of doubt and for purposes of this Agreement, is as defined in the Plan), the only vesting and lapse of forfeiture restriction provisions that govern the Restricted Stock Unit Award under this Agreement are set forth in Section 3 of this Agreement;

(b) To the extent that the vesting and lapse of forfeiture restriction provisions of this Agreement or the Plan’s terms are inconsistent with an Other Agreement, the provisions of your Other Agreement shall govern and control only as provided under (i) Section 3(c) and/or (ii) Section 3(g)(ii) (which governs certain Change in Control situations, subject to the condition provided therein) of this Agreement; and

(c) Except as expressly provided in paragraph (b) above, the terms of any Other Agreement shall in no way alter or amend, or provide additional rights or benefits, under the Restricted Stock Unit Award governed by this Agreement.

3. Vesting; Termination; Assignment and Proxy; Payment of Par Value.

(a) General Vesting Rule. You will be issued Shares in settlement of the Units only as you vest in the Units, meaning that the Units will be settled in whole Shares on the day on which you vest in any portion of the Units (hereinafter referred to as a “Vesting Date”). So long as you remain continuously employed by the Company or any Affiliate through such Vesting Date(s), and except as otherwise set forth in this Section 3, the Units shall vest and your right to receive and retain the Shares in settlement of such Units will become nonforfeitable in accordance with the following schedule:

(i) One-third of the Units shall vest on the first (1st) anniversary of [the Grant Date];

(ii) Another one-third of the Units shall vest on the second (2nd) anniversary of [the Grant Date]; and

(iii) The remaining one-third of the Units shall vest on the third (3rd) anniversary of [the Grant Date].

(b) Termination as a Result of Death or Disability. In the event of your termination of employment as a result of your death or Disability, any unvested Units shall immediately vest as of the date of such termination for death or Disability.

(c) Termination as a Result of Involuntary Termination or Resignation for Good Reason. In the event of your termination of employment other than during a Change in Control Period but as a result of your Involuntary Termination or Resignation for Good Reason, all unvested Units shall be immediately be forfeited; provided, however, that if you are a party to an Other Agreement and such Other Agreement contains provisions regarding the vesting or forfeiture of Units upon Involuntary Termination or Resignation for Good Reason other than during a Change in Control Period (or the substantial equivalent thereof), the unvested Units shall vest or be forfeited in accordance with the terms of your Other Agreement.

(d) Termination as a Result of Retirement. In the event of your termination of employment as a result of your Retirement (which, for the avoidance of doubt and for purposes of this Agreement, is as defined in the Plan), any unvested Units shall vest pro-rata as of the date of your termination due to Retirement based on the following formula:

(i) the total number of Units, times

(ii) a ratio, the numerator of which is the total number of months of employment from the Grant Date to the end of the month in which the date of termination due to Retirement occurs, and the denominator of which is thirty-six (36), rounded to the nearest whole number; less

(iii) the total number of Units in which you have previously vested prior to your date of Retirement.

The remaining portion of the unvested Units which are not accelerated for vesting purposes shall be immediately forfeited.

Example: The following example is included merely for demonstrative purposes.

Ann is granted 1,000 Units on March 4, 2011. She will vest in her Units as follows: (1) 333 Units on the 1st anniversary of the Grant Date, (2) 333 Units on the 2nd anniversary of the Grant Date, and (3) 334 Units on the 3rd anniversary of the Grant Date. Ann subsequently terminates her employment by Retirement effective August 18, 2012.

As of August 18, 2012, Ann will immediately vest in additional unvested Units equal to the amount of 167 (equal to 1,000 Units multiplied by 18 months of employment divided by 36 reduced by 333 Units previously vested).

If your Restricted Stock Unit Award is subject to Section 409A, the Units in which you are deemed by Section 409A to vest in any given calendar year as a result of your becoming fully eligible for Retirement, regardless of whether you have actually incurred a separation from service in that year, shall vest on December 31 of that year and shall be settled upon the earlier of (A) your separation from service as defined by Section 409A, or (B) a date of the Company’s choosing between February 10 and March 10 of the calendar year immediately after the year in which such Units were deemed to vest.

(e) Termination for Cause. In the event your employment is terminated for Cause, all unvested Units and all Shares received in settlement of vested Units shall expire immediately, be forfeited and considered null and void, and the provisions of Section 4 of this Agreement shall control.

(f) Termination — General. In the event of your termination of employment other than as a result of your death, Disability, Involuntary Termination, Resignation for Good Reason, Retirement, or Cause, all unvested Units shall expire immediately, be forfeited and considered null and void.

(g) Change in Control Acceleration.

(i) In 2014: In the event of your termination of employment as a result of your Involuntary Termination or Resignation for Good Reason (x) during a Change in Control Period and (y) on or before December 31, 2014, any unvested Units shall vest pro-rata, effective as of the date of such Involuntary Termination or Resignation for Good Reason, based on the following formula:

(A) any unvested Units, times

(B) a ratio, the numerator of which is the total number of days of your employment by the Company or any Affiliate during 2014 through and including the date of your termination, and the denominator of which is three hundred sixty-five (365), rounded to the nearest whole number; and

(C) vesting shall be pursuant to this formula whether or not you are a party to an Other Agreement and such Other Agreement contains provisions regarding the vesting or forfeiture of Units upon Involuntary Termination or Resignation for Good Reason during a Change in Control Period (or the substantial equivalent of any of the foregoing).

The remaining Units that do not vest in accordance with this Section 3(g)(i) shall expire immediately, be forfeited and considered null and void. For the avoidance of doubt, if you are party to an Other Agreement and such Other Agreement contains provisions regarding the vesting or forfeiture of Units upon Involuntary Termination or Resignation for Good Reason during a Change in Control Period (or the substantial equivalent of any of the foregoing), such Other Agreement shall not affect the vesting of any unvested Units covered by this Section 3(g)(i).

(ii) In 2015 or Thereafter: In the event of your termination of employment as a result of your Involuntary Termination or Resignation for Good Reason (x) during a Change in Control Period and (y) on or after January 1, 2015 , any unvested Units shall immediately become fully vested, effective as of the date of such Involuntary Termination or Resignation for Good Reason; provided, however, that if you are a party to an Other Agreement and such Other Agreement contains provisions regarding the vesting or forfeiture of Units upon Involuntary Termination or Resignation for Good Reason during a Change in Control Period (or the substantial equivalent of any of the foregoing) in a manner consistent with Article 18 of the Plan, the unvested Units shall vest or be forfeited in accordance with the terms of your Other Agreement. Notwithstanding the foregoing, in connection with the vesting of any unvested Units covered by this Section 3(g)(ii), , you shall receive the greater of the benefits provided under Article 18 of the Plan or any such Other Agreement to which you are a party, without duplication.

(h) Other Termination Events. Notwithstanding anything to the contrary contained in this Agreement, the Units will terminate and expire immediately upon the occurrence of the circumstances set forth in Section 11.2 of the Plan, and the provisions of Section 4 of this Agreement shall control.

(i) Forfeiture Price. In the event that any Shares previously issued to you in settlement of the Units are required to be forfeited under this Agreement, then the Company will have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share. The Company will have ninety (90) days from the date of any event giving rise to forfeiture under this Agreement within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares under this paragraph (i) is assignable by the Company, in its sole discretion, to an Affiliate or other party to whom such rights can be assigned under the Applicable Laws.

(j) Assignment and Transfer. For the sole purpose of enabling electronic trading of the awarded Shares on the NASDAQ Global Select Market, the awarded Shares must be assigned and transferred to Cede & Co., the Nominee of the Depository Trust Company, a US clearing agency. By signing this Agreement, you make such assignment and transfer to Cede & Co., effective upon the date of delivery of Shares under this Agreement. By signing this Agreement, you also (i) appoint the Company’s Secretary and each of its Assistant Secretaries your proxy with the right of substitution to make such assignment and transfer to Cede & Co. and (ii) agree to execute and deliver any further documents as the Company or Cede & Co. may require in order to effectuate such assignment and transfer to Cede & Co., all with such assignment and transfer being effective upon the date of delivery of Shares under this Agreement. For the avoidance of doubt, the foregoing assignment and transfer will not adversely affect your beneficial ownership of, or ability to trade, the awarded Shares.

(k) Exercise Notice. Swiss law requires the execution of an exercise notice for Shares to issue out of the conditional capital of the Company. By signing this Agreement, you appoint the Company’s Secretary and each of its Assistant Secretaries your proxy with the right of substitution to execute and deliver an exercise notice at or about the time you vest in the Units. The Company reserves the right to require you to sign and deliver an exercise notice substantially in the form attached hereto as Exhibit A, with it being understood that any payment of par value will be in accordance with paragraph (l) of this Section 3.

(l) Payment of Par Value. Swiss law and the Company’s Articles of Association require that par value be paid in cash to the Company for any Shares issued in settlement of your Restricted Stock Unit Award if the Company does not have treasury shares available on the date of delivery of such Shares. However, if such cash payment is required, your employer has arranged with the Company to make the payment on your behalf as part of your award. Accordingly, you yourself will not have to make any such payment.

(m) Termination of Relationship. The Committee shall have the discretion to determine whether your employment has been terminated as well as the date of such termination of employment for purposes of this Restricted Stock Unit Award.

4. Forfeiture Events. In addition to the rights available to the Company under Section 3(i) immediately above, upon the occurrence of any of the events set forth in Section 11.2 of the Plan (a “Forfeiture Event”), you, without any further action by the Company or you, shall forfeit, as of the first day of any such Forfeiture Event:

(a) all rights and interest to these Units;

(b) any Shares received in settlement of these Units then owned by you or by another person for your benefit; and

(c) any and all profits realized by you, on an after-tax basis, pursuant to any sales or transfer of any Shares received in settlement of these Units within the six (6) month period prior to the date of such Forfeiture Event.

Additionally, the Company shall have the right to issue a stop transfer order and other appropriate instructions and other documents implementing the above-described forfeiture to its transfer agent, Cede & Co., the depository or any of its nominees, and/or any other person with respect to these Units and the Shares, and the Company further shall be entitled to reimbursement from you of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 4. By accepting this Restricted Stock Unit Award, you hereby consent to a deduction from any amounts the Company owes to you from time to time (including amounts owed to you as compensation as well as any other amounts owed to you by the Company), to the extent of any amounts that you owe to the Company under this Section 4. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe to the Company, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company. You hereby grant the Company a proxy on your behalf, and you hereby agree to execute any documents necessary or appropriate to carry out the foregoing.

5. Form of Shares. The Company is authorized to issue registered shares in certificated or uncertificated form and it may choose the form of issuance if and when registered shares issue.

6. Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee shall:

(a) adjust proportionately the number of Units for any increase or decrease in the number of issued and outstanding registered shares resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding registered shares of the Company effected without the receipt of consideration by the Company;

(b) if the Company is a participating corporation in any merger or consolidation and provided the Units are not terminated upon consummation of such merger or consolidation, modify such Units to pertain to and apply to the securities or other property to which a holder of the number of shares subject to the Units would have been entitled upon such consummation; and

(c) for the avoidance of doubt, make any other adjustments, modifications, replacements, or exchanges permitted by the Plan, including without limit, the Plan’s Articles 18 and 19.

Notwithstanding anything to the contrary, any such actions taken by the Committee shall be final, binding and conclusive.

7. Tax Withholding Obligations. As a condition to receipt of Shares in settlement of the Units, you acknowledge your obligation with respect to any tax or similar withholding obligations that may arise in connection with receipt or vesting of the Units and/or receipt of the Shares. Pursuant to Article 20 of the Plan, you may satisfy withholding tax obligations through either (a) giving instructions to a broker for the sale on the open market of a sufficient number of Shares to pay the applicable withholding tax or (b) depositing with the Company an amount of funds equal to the estimated withholding tax liability. If you fail to satisfy such obligations in either of these ways, the Company may require that the Shares otherwise scheduled to be delivered in settlement upon vesting of the Units on any given date be forfeited. You understand that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the settlement of Units may require planning on your part, in advance of the expected Vesting Date(s) specified in Section 3 above. The Company will not deliver any of the Shares until and unless you have made proper provision for all applicable tax and similar withholding obligations.

8. US Tax Consequences. Below is a brief summary as of the date of this Restricted Stock Unit Award of certain United States federal tax consequences of the award of the Units and disposition of the Shares delivered in settlement of the Units under the laws in effect as of the Grant Date. THIS

SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT A TAX ADVISER BEFORE SETTLEMENT OF THIS RESTRICTED STOCK UNIT AWARD OR DISPOSING OF THE SHARES ISSUED IN SETTLEMENT. There may be a regular federal (and state) income tax liability when the Units vest on the Vesting Date(s). You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the current Fair Market Value of the Shares underlying the Units on the date of vesting (i.e., when the forfeiture provisions lapse). If Shares issued upon vesting of this Restricted Stock Unit Award are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes. You are obligated as a condition of receiving this Restricted Stock Unit Award to satisfy any applicable withholding obligations that apply thereto.

9. Effect of Agreement. You acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and provisions thereof (and have had an opportunity to consult counsel regarding the Restricted Stock Unit Award’s terms), and hereby accept this Restricted Stock Unit Award and agree to be bound by its contractual terms as set forth herein and in the Plan. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Restricted Stock Unit Award. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, and, for the avoidance of doubt, in the event this Agreement does not address an issue addressed by the Plan, the Plan terms and provisions shall prevail.

10. Restriction on Transferability. Until settlement of the Units and issuance to you of the Shares subject thereto, the Units may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above and subject to Section 12 below, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

11. Voting Rights. You will have no voting or any other rights as a shareholder of the Company with respect to the Units prior to the date on which you are issued the Shares in settlement thereof. Upon delivery of the Shares in settlement of the Units, you will, subject to and governed by the procedures under the Company’s Articles of Association, obtain voting and other rights.

12. Designation of Beneficiaries. You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of any Shares to be distributed to you hereunder in settlement of Units in the case of your death, and you may change or revoke such designation at any time. In the event of your death, any Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under the Applicable Laws) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Shares distributable will be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.

13. Amendment of Restricted Stock Unit Award. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan) shall be made that would adversely affect your rights under this Agreement without your consent.

14. Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, this Restricted Stock Unit Award and this Agreement. The Company agrees, and you agree as a condition to acceptance of the Restricted Stock Unit Award, to submit to the jurisdiction of the courts located in the jurisdiction in which you are employed, or were most recently employed, by the Company.

15. Data Protection. You acknowledge and agree (by executing this Agreement) to the collection, use, processing and transfer of certain personal data as described in this Section 15. You understand that you are not obliged to consent to such collection, use, processing and transfer of personal data. However, you understand your failure to provide such consent may affect your ability to participate in the Plan. You understand that the Company may hold certain personal information about you, including your name, social security number (or other tax identification number) salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the Plan (the “Data”). The Company, or its Affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. The Company and/or any of its Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. You authorize these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares subject to the Unit on your behalf by a broker or other third party with whom you may elect to deposit any Shares subject to the Unit acquired pursuant to the Plan. You understand that you may, at any time, review Data with respect to you and require any necessary amendments to such Data. You also understand that you may withdraw the consents to use Data herein by notifying the Company in writing; however, you understand that by withdrawing your consent to use Data, you may affect your ability to participate in the Plan.

16. Employment Matters. This Restricted Stock Unit Award does not form part of your entitlement to remuneration or benefits in terms of your employment by the Company. Your terms and conditions of employment are not affected or changed in any way by this Restricted Stock Unit Award or by the terms of the Plan or this Agreement. No provision of this Agreement or of the Restricted Stock Unit Award granted hereunder shall give you any right to continue in the employment of the Company or any Affiliate, create any inference as to the length of your employment, affect the right of the Company or any Affiliate to terminate your employment, with or without Cause, or give you any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Affiliate. You acknowledge and agree (by executing this Agreement) that the granting of the Restricted Stock Unit Award under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards in the future. Further, the Restricted Stock Unit Award set forth in this Agreement constitutes a non-recurrent benefit and the terms of this Agreement are only applicable to the Units awarded pursuant to this Agreement.

17. Tax Provisions Applicable to Non-US Persons. This Section 17 shall apply to you if you are resident in and/or subject to the laws of a country other than the United States at the time of grant of the Restricted Stock Unit Award and during the period in which you hold this Restricted Stock Unit Award or the Shares issued in settlement thereof.

(a) Applicable if you are not a US person (including as to UK persons): You hereby agree to indemnify and keep indemnified the Company and any Affiliate from and against any liability for, or obligation to pay, income tax and employer’s and/or employee’s national insurance or social security contributions arising on the grant of the Restricted Stock Unit Award, vesting of the Restricted Stock Unit Award or the issuance of the Shares in settlement.

(b) Applicable if you are a UK person: Where any obligation to pay income tax or employee’s national insurance contributions or social security contributions (any such obligation or contribution, a “Tax Liability”) arises, the Company or any Affiliate may recover from you an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to you; or

(ii) withholding from the issuance to you of that number of Shares (otherwise to be acquired by you in settlement of the Units) whose aggregate Fair Market Value on the date of exercise is, so far as possible, equal to but neither less than nor more than the amount of Tax Liability.

If you are unable to satisfy your Tax Liability pursuant to either subparagraph (i) or clause (ii) above, the Company may additionally cause the forfeiture of any Shares otherwise scheduled to become vested under the Restricted Stock Unit Award on a given date to avoid imposition of any Tax Liability to you.

18. Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

19. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

20. Representations. As a condition to your receipt of this Restricted Stock Unit Award and the Shares to be issued in settlement thereof, you represent and warrant the following:

(a) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Restricted Stock Unit Award;

(b) You are acquiring the Restricted Stock Unit Award and the Shares subject thereto for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law;

(c) You understand that neither the Units nor the Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above;

(d) You further understand that prior to any resale by you of the Shares acquired in settlement of these Units without registration of such resale in relevant State jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Shares pursuant to an available exemption under Applicable Law;

(e) You understand that the Company is under no obligation to assist you in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and

(f) You further agree that as a condition to settlement of these Units, the Company may require you to furnish contemporaneously dated representations similar to those set forth in this Section 20.

EXHIBIT A

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Exercise Notice of RSUs of Foster Wheeler AG

Date:	[Date]

From:	[Name, Address, e-mail]

To:	Foster Wheeler AG
c/o Foster Wheeler Inc. Perryville Corporate Park 53 Frontage Road PO Box 9000 Hampton, NJ 08827-9000

Ladies and Gentlemen,

I herewith exercise [number of RSUs] granted to me in the Restricted Stock Unit Award Agreement dated [date of award agreement] under the [name of plan] which entitle me to [number of shares, which number should be equal to the number of RSUs set forth above] registered shares of Foster Wheeler AG with a par value of ☒ Swiss francs (CHF).

I unconditionally subscribe for the number of registered shares as stated above and undertake to pay as the exercise price an equal amount of at least ☒ CHF per share, paid in US dollars (USD) while taking into consideration a CHF-USD exchange rate as effective on the day of the delivery of the shares.

I request that Foster Wheeler AG deliver [number of shares] out of its conditional capital according to Article 5 of its Articles of Association after the receipt of my payment and I herewith assign and transfer these shares to Cede & Co. in its capacity as Nominee of the Depository Trust Company, New York City, in order to and with the sole purpose of enabling the electronic trading of the aforementioned shares on the NASDAQ Global Select Market.

Yours sincerely,

[Name]